Exhibit 99.1

NEWS RELEASE

ICF International Reports Second Quarter 2012 Results

•	Revenue Increased 12 Percent Driven by Commercial Business

•	Operating Income Up 16 Percent

•	Net Income Increased 15 Percent; Diluted EPS $0.52, Up 16 Percent

•	Cash Flow from Operations $28 Million for First Half 2012

•	Headwinds in U.S. Federal Business Result in Lower 2012 Guidance

FAIRFAX, Va. (August 2, 2012) - ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the second quarter ended June 30, 2012.

Second Quarter/First Half 2012 Results

For the second quarter, revenue reached $239.6 million, a 12.3 percent increase over the $213.4 million reported in the 2011 second quarter. Operating income increased 16.3 percent to $18.1 million from the $15.5 million reported in last year’s second quarter. Net income was $10.3 million, or $0.52 per diluted share, representing a 15.4 percent increase over net income of $9 million, or $0.45 per diluted share, earned in the comparable 2011 period.

For the 2012 first half, revenue was $467.3 million, up 14.5 percent over the $408.1 million reported in the 2011 first half. Operating income increased 18.5 percent to $34.3 million, net income was up 15.5 percent to $19.3 million, and earnings per diluted share were $0.96 compared to $0.84.

Commenting on ICF’s second quarter results, Chairman and Chief Executive Officer Sudhakar Kesavan said, “Our double-digit revenue and earnings performance resulted from strong year-over-year increases in our commercial business. The continued strength of our commercial business and the solid performance of our state and local government work offset the headwinds in our U.S. Federal Government business.”

“We achieved year-on-year revenue growth across each of our markets in the second quarter. Energy, Environment, & Infrastructure increased 13.5 percent; Health, Social Programs, & Consumer/Financial increased 14.6 percent; and Public Safety & Defense was up 2.7 percent. Organic revenue growth1 for the first half of 2012 was 3.9 percent. Organic revenue growth for the second quarter was 1 percent.”

“Operating income and net income growth continued to outpace revenue growth, reflecting the greater contribution from commercial business and effective cost management. EBITDA margin was 10.2 percent, significantly ahead of the 9.7 percent reported in last year’s second quarter,” noted Mr. Kesavan.

[1]	Organic revenue excludes revenue from acquisitions closed during the previous four quarters.

Commercial Business Second Quarter Highlights2

•

Commercial business revenues increased 34.5 percent in the 2012 second quarter to $64.1 million and represented 26.7 percent of total revenue, up from 22.3 percent in last year’s second quarter. The growth within the commercial business was driven by the acquisition of Ironworks Consulting, L.L.C., and the Energy Efficiency business, which increased 23 percent over the prior year and accounted for 32 percent of total commercial revenues.

•	Ironworks, which provides interactive data services, continues to grow consistent with expectations since its acquisition by ICF at the end of 2011.

Commercial sales awards were $81 million for the 2012 second quarter and $174 million for the first half of 2012, or 40 percent of total year-to-date sales, thereby illustrating the increasing importance of commercial business to ICF.

Key Commercial Sales Highlights for the Second Quarter

•	Energy Efficiency: A $13.5 million contract with a major U.S. utility. Under this contract, ICF is providing a suite of programs to increase energy efficiency in the residential consumer market.

•	Energy Efficiency: A contract valued at $6 million with a major U.S. utility to provide an array of services to implement five new residential energy efficiency programs over the next two years.

•

Other Commercial Wins: In addition to the energy efficiency wins already noted, ICF was awarded more than 300 additional commercial projects globally in the areas of energy efficiency, aviation and airport consulting, interactive data applications, environmental management (especially of infrastructure projects), regulatory assessment and market planning for utilities, and transportation planning.

Government Business Second Quarter Highlights

•

U.S. Federal Government revenues increased 0.60 percent in the 2012 second quarter to $142.3 million. Specific areas of revenue growth included ICF’s work on health, education, and energy issues. Federal government business represented 59.4 percent of total revenues compared to 66.3 percent in last year’s second quarter.

•

U.S. state and local government revenues increased 8.8 percent and accounted for 10 percent of total revenue, reflecting the continued strength of our infrastructure management services, specifically in the Western states.

•

Non-U.S. government revenues more than tripled to $9.6 million from the $2.5 million in last year’s second quarter, primarily due to the acquisition of GHK Holdings Limited, a London-based advisory firm, which was completed on February 29, 2012.

Key Government Contracts Won in the Second Quarter

•

Community and Social Programs: Two grants with a total value of $11.1 million with the U.S. Department of Housing and Urban Development to provide capacity-building services for the Office of Community Planning and Development. The work will enable grantees and their partners to develop the skills and create the systems needed to plan, finance, and build sustainable, affordable, and vibrant communities.

[2]

In the second quarter of 2012, the Company modified key client classifications to reflect its current business and growth strategy. Previously, four client classifications were provided, which included U.S. Federal Government, U.S. state and local government, U.S. commercial, and non-U.S clients. These previous client types have been re-categorized into two broader client classifications, government and commercial. Under the government classification, ICF will continue to report U.S. federal and U.S. state and local government, as well as non-U.S. government.

•	Human Capital Management: A contract with the U.S. Department of Labor under a $100 million blanket purchase agreement supporting program evaluation and performance improvement.

•

Public Health: A $20 billion Indefinite Delivery Indefinite Quantity government-wide acquisition contract with the National Institutes of Health to provide health and research information technology services.

•

Public Health: A $1.5 billion Indefinite Delivery Indefinite Quantity contract with the U.S. Department of Health and Human Services to provide services supporting the Substance Abuse and Mental Health Services Administration.

•

Public Health and Environment: A contract with the U.S. Environmental Protection Agency, valued at $12 million, to provide air risk assessments and a variety of other efforts in support of the Clean Air Act.

Backlog and New Business Awards

Backlog was $1.5 billion at the end of the 2012 second quarter. Funded backlog was $716 million, or 46 percent of the total.

The total value of contracts awarded in the second quarter of 2012 was $203 million.

Summary and Outlook

“The strength of our domain-driven business model serving both government and commercial clients, combined with our proven strategy of end market-driven acquisitions, have enabled us to report double-digit revenue and earnings growth in the first half of 2012. We expect the growth of our commercial business to continue to offset softness in U.S. Federal Government spending in the second half of this year,” Mr. Kesavan said.

“We have not seen a similar level of sequential increase in federal government work that has historically occurred in the second quarter, and we have no evidence to date that there will be the usual meaningful seasonal sequential increase in the third quarter. Given the uncertainty in the federal market, we are lowering our outlook for full year 2012 revenues and earnings. We expect full year 2012 revenues to range from $930 million to $960 million, which represents year-on-year growth of 12.4 percent at the midpoint, and diluted earnings per share to range from $1.90 to $2.00, or 11.4 percent growth at the midpoint,” Mr. Kesavan added.

From a year-over-year perspective, diluted earnings per share for 2012 are expected to be impacted by increased interest and amortization expense associated with the acquisitions of Ironworks in December of 2011 and GHK in February of 2012. However, EBITDA growth is expected to continue to outpace revenue growth. ICF continues to generate significant cash flow from operations, which amounted to $28.4 million for the first half of 2012. We reaffirm that for full year 2012, cash flow from operations is projected to be greater than the $60 million reported in full year 2011,” noted Mr. Kesavan.

“For the 2012 third quarter we expect revenues within the range of $233 million to $247 million and diluted earnings per share of between $0.46 and $0.50, which at the midpoint represents year-on-year growth of 9.7 percent and 2.1 percent, respectively. Third quarter diluted earnings per share will be somewhat lower on a sequential basis due to increased investment in building out the commercial business development function and higher bid and proposal expenses associated with increased RFP activity in the third quarter compared to second quarter levels,” Kesavan concluded.

Expectations for diluted earnings per share are based upon an effective tax rate of 40.0 percent for both the 2012 third quarter and full year, 19.9 million weighted average shares outstanding for the 2012 third quarter, and 20 million weighted average shares outstanding for the full year.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and infrastructure; health, social programs, and consumer/financial; and public safety and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,500 employees serve these clients from more than 50 offices worldwide. ICF’s website is http://www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2012	December 31, 2011
	(Unaudited)

Current Assets:
Cash	$5,257	$4,097
Contract receivables, net	219,756	209,426
Prepaid expenses and other	9,355	7,948
Income tax receivable	6,485	1,155
Deferred income taxes	5,588	7,963

Total current assets	246,441	230,589

Total property and equipment, net	27,991	21,067
Other assets:
Goodwill	407,862	401,134
Other intangible assets, net	27,952	33,740
Restricted cash	1,639	1,208
Other assets	8,937	6,877

Total Assets	$720,822	$694,615

Current Liabilities:
Accounts payable	$39,064	$38,685
Accrued salaries and benefits	47,431	46,215
Accrued expenses	28,063	29,252
Deferred revenue	22,956	20,180

Total current liabilities	137,514	134,332

Long-term liabilities:
Long-term debt	143,530	145,000
Deferred rent	9,437	7,223
Deferred income taxes	10,435	9,247
Other	10,930	5,785

Total Liabilities	311,846	301,587
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 20,138,440 and 19,887,459 shares issued; and 19,723,487 and 19,792,499 shares outstanding as of June 30, 2012, and December 31, 2011, respectively	20	20
Additional paid-in capital	232,159	227,577
Retained earnings	187,785	168,502
Treasury stock	(9,564)	(2,266)
Accumulated other comprehensive loss	(1,424)	(805)

Total Stockholders’ Equity	408,976	393,028

Total Liabilities and Stockholders’ Equity	$720,822	$694,615

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Gross Revenue	$239,649	$213,395	$467,290	$408,137
Direct Costs	147,861	133,522	288,049	251,743
Operating costs and expenses:
Indirect and selling expenses	67,404	59,239	133,257	117,147
Depreciation and amortization	2,800	2,778	4,615	5,539
Amortization of intangible assets	3,519	2,321	7,050	4,736

Total operating costs and expenses	73,723	64,338	144,922	127,422

Operating Income	18,065	15,535	34,319	28,972
Interest expense	(611)	(564)	(1,918)	(1,193)
Other income (expense)	(212)	(29)	(263)	40

Income before income taxes	17,242	14,942	32,138	27,819
Provision for income taxes	6,896	5,979	12,855	11,130

Net income	$10,346	$8,963	$19,283	$16,689

Earnings per Share:
Basic	$0.52	$0.46	$0.98	$0.85

Diluted	$0.52	$0.45	$0.96	$0.84

Weighted-average Shares:
Basic	19,774	19,688	19,771	19,634

Diluted	19,971	19,847	20,061	19,849

Other comprehensive income:
Foreign currency translation adjustments	(230)	44	(619)	200

Comprehensive income	$10,116	$9,007	$18,664	$16,889

Reconciliation of EBITDA
Operating Income	$18,065	$15,535	$34,319	$28,972
Depreciation and amortization	6,319	5,099	11,665	10,275

EBITDA	24,384	20,634	45,984	39,247
Acquisition-related expenses*	—	—	625	—

Adjusted EBITDA	$24,384	$20,634	$46,609	$39,247

*	Acquisition-related expenses include expenses related to closed acquisitions.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Six months ended
	June 30,
	2012	2011
	(Unaudited)
Cash flows from operating activities
Net income	$19,283	$16,689
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	3,611	(157)
(Gain) loss on disposal of fixed assets	76	(58)
Non-cash equity compensation	3,927	2,972
Depreciation and amortization	11,665	10,275
Deferred rent	2,317	1,251
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(962)	(5,778)
Prepaid expenses and other assets	(1,774)	(2,987)
Accounts payable	(2,021)	2,878
Accrued salaries and benefits	888	1,850
Accrued expenses	(1,766)	37
Deferred revenue	(1,940)	561
Income tax receivable and payable	(5,582)	(1,140)
Restricted cash	(431)	1,444
Other liabilities	1,130	1,545

Net cash provided by operating activities	28,421	29,382

Cash flows from investing activities
Capital expenditures	(8,102)	(4,234)
Capitalized software development costs	—	(28)
Payments for business acquisitions, net of cash received	(8,532)	(4,523)

Net cash used in investing activities	(16,634)	(8,785)

Cash flows from financing activities
Advances from working capital facilities	122,220	81,841
Payments on working capital facilities	(123,690)	(103,427)
Debt issue costs	(1,896)	—
Proceeds from exercise of options	23	219
Tax benefits of stock option exercises and award vesting	648	911
Net payments for stockholder issuances and buybacks	(7,313)	(965)

Net cash used in financing activities	(10,008)	(21,421)
Effect of exchange rate on cash	(619)	200

Increase (decrease) in cash	1,160	(624)
Cash, beginning of period	4,097	3,301

Cash, end of period	$5,257	$2,677

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,737	$1,185

Income taxes	$14,197	$11,760

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Energy, environment, and infrastructure	42%	42%	41%	41%
Health, social programs, and consumer/financial	44%	43%	45%	43%
Public safety and defense	14%	15%	14%	16%

Total	100%	100%	100%	100%

Revenue by client

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

U.S. federal government	59%	67%	61%	67%
U.S. state and local government	10%	10%	10%	10%
Non-U.S. Government	4%	1%	3%	2%

Government	73%	78%	74%	79%

Commercial	27%	22%	26%	21%

Total	100%	100%	100%	100%

Revenue by contract

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Time-and-materials	49%	49%	50%	50%
Fixed-price	30%	27%	29%	27%
Cost-based	21%	24%	21%	23%

Total	100%	100%	100%	100%